Exhibit 10.6	Amendment to Employment Agreement between Registrant and Brian J. Keeney dated January 1, 2005

(THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD)

December 15, 2008

Mr. Brian J. Keeney

Re:	Letter Employment Agreement dated January 1, 2005 (the “Agreement”)

Dear Mr. Keeney:

          This will serve to confirm that we have agreed to amend the captioned Agreement in the following respects:

          1.          The phrase “and within ten (10) days after” is hereby deleted from the first paragraph of Section 4(A) of the Agreement.

          2.          The following paragraph “D” is hereby added to Section 4 of the Agreement:

                 “D.          In the event that you shall become entitled to a Termination Payment pursuant to Section 4(A) or Section 4(B) hereof, such payment shall be made to you within ten (10) days after the expiration of a period of six (6) months measured from the termination of your employment or your resignation, as the case may be. Subject to the foregoing limitation, the date of payment shall be determined by FLIC in its sole discretion.”

3. The following paragraphs “E” and “F” are hereby added to Section 7 of the Agreement:

                 “E.          “Termination” shall mean a separation from service, within the meaning of Internal Revenue Code Section 409A, (i) which results from a decision of the Bank to terminate your employment and (ii) by reason of which each of us anticipates that no further services will be provided by you hereunder subsequent to the effective date thereof.”

                 “F.          “Resignation” shall mean a separation from service, within the meaning of Internal Revenue Code Section 409A, (i) which results from a decision by you to resign your employment (including resignation for Good Reason) and (ii) by reason of which each of us anticipates that no further services will be provided by you hereunder subsequent to the effective date thereof.”

4. The following paragraph is hereby added to Section 11.1 of the Agreement:

          “The obligation of FLIC to pay such costs and expenses shall cease upon the date of entry of a final non-appealable judgment or other final determination in such proceeding and FLIC shall have no obligation to pay any costs or expenses incurred after that date. The amount of such costs and expenses which may become eligible for

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payment to you during each of your taxable years (which shall be presumed to be the calendar year, unless you notify FLIC to the contrary in writing) shall not affect the costs and expenses eligible for reimbursement in any other taxable year. In no event shall such costs and expenses be paid to you later than the last day of your taxable year following the taxable year in which such cost or expense was incurred. The right to payment of such costs and expenses is not subject to liquidation or exchange for any other benefit.”

          Please confirm that the foregoing accurately sets forth our understanding by signing and returning the enclosed copy of this letter. The Agreement will thereupon be deemed amended in the foregoing respects.

Very truly yours,

THE FIRST OF LONG ISLAND CORPORATION

By:	/s/MICHAEL N. VITTORIO

MICHAEL N. VITTORIO
CHIEF EXECUTIVE OFFICER

Accepted and Agreed this 19th day of December 2008

/s/BRIAN J. KEENEY

BRIAN J. KEENEY

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